EXHIBIT 99.1


                                             Unocal Corporation
                                             2141 Rosecrans Avenue, Suite 4000
                                             El Segundo, California 90245

                             [UNOCAL 76 LOGO]

                                             NEWS RELEASE

                                             Contact:  Barry Lane (Media)
                                                       310-726-7731
                                                       Robert Wright (Investors)
                                                       310-726-7665

                Unocal 1Q 2003 net earnings up 500% from 1Q 2002
                on higher prices; production up 4.4% vs. 4Q 2002
                ------------------------------------------------

       El Segundo, Calif., April 24, 2003 - Unocal Corporation (NYSE: UCL) today reported net earnings in the first quarter of $134 million, or 52 cents per share (diluted). This compares with net earnings of $22 million, or 9 cents per share (diluted), in the same period a year ago and $96 million, or 38 cents per share (diluted), in the fourth quarter 2002.

       Unocal's adjusted after-tax earnings were $229 million, or 87 cents per share (diluted). This compares with the Thompson/First Call consensus (published April 22, 2003) of 79 cents per share. In the first quarter 2002, Unocal's adjusted after-tax earnings were $43 million, or 17 cents per share (diluted). Adjusted after-tax earnings are net earnings excluding special items, earnings from discontinued operations and cumulative effects of accounting changes. The accounting changes reflect adoption of SFAS No. 143, Accounting for Asset Retirement Obligations. All of the special items are detailed in the Adjusted After-tax Earnings table.

CONSOLIDATED RESULTS (UNAUDITED)                      1Q          4Q         1Q
                                                  ------------------------------
Millions of dollars except per share amounts         2003        2002       2002
--------------------------------------------------------------------------------
Earnings from continuing operations               $  217      $   96     $   22
Earnings from discontinued operations                  -           -          -
Cumulative effects of accounting changes             (83)          -          -
--------------------------------------------------------------------------------
Net earnings                                      $  134      $   96     $   22
--------------------------------------------------------------------------------
   Less:  Earnings from discontinued operations        -           -          -
   Less:  Cumulative effects of accounting changes   (83)          -          -
   Less:  Special items                              (12)        (27)       (21)
--------------------------------------------------------------------------------
Adjusted after-tax earnings                       $  229      $  123     $   43
================================================================================
DILUTED EARNINGS PER SHARE DATA (UNAUDITED)
Net earnings per share:
   Continuing operations                          $ 0.82      $ 0.38     $ 0.09
   Discontinued operations                             -           -          -
   Cumulative effects of accounting changes        (0.30)          -          -
--------------------------------------------------------------------------------
Total net earnings per share                      $ 0.52      $ 0.38     $ 0.09
--------------------------------------------------------------------------------
Adjusted after-tax earnings per share             $ 0.87      $ 0.48     $ 0.17
--------------------------------------------------------------------------------
REVENUES FROM CONTINUING OPERATIONS (UNAUDITED)   $1,827      $1,583     $1,049
================================================================================

                                      -1-

First quarter earnings factors
------------------------------
       Unocal's first quarter 2003 adjusted after-tax earnings (compared with 1Q
2002) reflected higher natural gas and liquids prices. These positive factors were offset partially by higher dry hole costs, depreciation and depletion rates, and lower liquids production.

       First-quarter revenues from continuing operations were $1.83 billion, up from $1.05 billion in the first quarter 2002, primarily due to higher commodity prices for natural gas and liquids.

       Unocal's EBITDAX for the first quarter 2003 was $828 million, or $3.05 per share (diluted). This compares with $457 million, or $1.87 per share (diluted), for the same period in 2002. EBITDAX is net earnings before interest, taxes, depreciation, depletion and amortization, asset impairments, exploration expenses, dry hole costs, special items, earnings from discontinued operations and cumulative effects of accounting changes. EBITDAX is commonly used by investors and analysts to facilitate comparison of companies like Unocal that use the "successful efforts" accounting method with other exploration and production companies that use the "full-cost" method.

       Worldwide, Unocal's consolidated net daily production in the first quarter 2003 averaged 471,000 barrels-of-oil equivalent (BOE) per day, compared with 477,000 BOE per day a year ago. When compared with the fourth quarter 2002, production was up 4.4 percent from 451,000 BOE per day. This reflected increased production in Thailand and a 14-percent increase in the Gulf Region, as production ramped back up from hurricane related shut-ins in the fourth quarter 2002 and new deep shelf discoveries on the Jalapeno and Rio Grande projects came on production.

       Unocal's worldwide average liquids price, including hedging, was $29.99 per barrel, up from $18.86 in the first quarter 2002. The company's average worldwide realized price for natural gas, including hedging, was $3.90 per thousand cubic feet (mcf), compared with $2.46 per mcf a year ago.

Financial condition
--------------------

       Cash flow from operating activities for the first quarter 2003 was $685 million, compared with $271 million for 2002.

       Capital spending was $429 million for the first quarter 2003, compared with $390 million in the same period a year ago.

       The company's total consolidated long-term debt (including current maturities) was $2.92 billion at March 31, 2003. This compares with $3.0 billion at year-end 2002. Cash and cash equivalents were $356 million at the end of the first quarter, up from $168 million at the end of 2002.

Earnings and production outlook
-------------------------------
       For the second quarter 2003, Unocal is forecasting adjusted after-tax earnings of 65 to 75
                                      -2-
cents per share (diluted). This forecast compares with the Thompson/First Call consensus (published April 22, 2003) of 56 cents per share for the quarter. The second quarter forecast assumes average NYMEX benchmark prices of $29.75 per barrel of crude oil and $5.50 per million British thermal units (mmBtu) for North America natural gas for the period.

       Unocal's second quarter adjusted after-tax earnings are expected to change 4 cents per share for every $1 change in its average worldwide realized price for crude oil and 2 cents per share for every 10-cent change in its average realized North America natural gas price, excluding the effect of hedging activities. The forecast also assumes pretax dry hole costs in the second quarter of $40 to $50 million.

       The company's current estimate for second quarter 2003 production is between 460,000 and 470,000 BOE per day.

       For the full-year 2003, Unocal is forecasting adjusted after-tax earnings of $3.00 to $3.40 per share (diluted). This forecast compares with the Thompson/ First Call consensus (published April 22, 2003) of $2.26 per share for the year. The full-year 2003 forecast assumes average NYMEX benchmark prices of $29.50 per barrel of crude oil and $5.90 per mmBtu for North America natural gas.

       Unocal's full-year adjusted after-tax earnings are expected to change 14 cents per share for every $1 change in its average worldwide realized price for crude oil and 7 cents per share for every 10-cent change in its average realized North America natural gas price, excluding the effect of hedging activities. The forecast also assumes pretax dry hole costs of $155 to $185 million and that pretax pension-related expenses will increase over 2002 by approximately $55 million to $60 million.

       Unocal has completed the divestiture of various properties in Canada, onshore U.S. and the Gulf of Mexico and has additional property divestitures pending or planned. So far this year, net proceeds from the completed divestitures are $64 million, with an associated production loss of approximately 5,000 BOE per day.

       Adjusted for the divestitures, full-year 2003 production is expected to average 475,000 to 490,000 BOE per day. Unocal continues to expect production will be at the lower end of the forecasted range. The company will make additional adjustments in this range as further divestitures are completed. The expected increase over the 2002 level reflects the start of new oil production from the West Seno field in Indonesia late in the second quarter.

       Unocal's total actual production for the year could be impacted by cost recovery volume fluctuations under its various foreign production-sharing contracts due to changes in commodity prices, changes in demand for gas in Thailand and production and exploration performance in the Gulf of Mexico.

       The second quarter and full-year adjusted after-tax earnings forecasts exclude special items. The first quarter special items are detailed in the Adjusted After-tax Earnings table. Because of the inherent uncertainty related to special items, determining whether or when they will occur and quantifying their dollar impact, Unocal is unable to predict them and therefore does not forecast net earnings.

About Unocal Corporation
------------------------
       Unocal is one of the world's leading independent natural gas and crude oil exploration and production companies. The company's principal oil and gas activities are in North America and Asia.

Conference call/financial database
----------------------------------
       Unocal will webcast its quarterly earnings conference call today at 1 p.m. PDT (4 p.m. EDT) over the Internet. To listen to the live webcast, go to the Investor Information section of the Unocal web site, www.unocal.com. Replays of the conference call, including questions and answers, will be available.

       Complete detailed financial tables for the first quarter 2003 and the comparable prior periods are available in the "Quarterly Fact Book," which is posted in the Data Warehouse in the Investor Information section of the company's web site. The Quarterly Fact Book is also available upon request from Unocal Investor Relations.

                                    * * * * *
This news release contains certain forward-looking statements about expected adjusted after-tax earnings, production rates, commodity prices, dry hole costs, divestitures and pension costs. These statements are not guarantees of future performance. The statements are based upon Unocal's current expectations and beliefs and are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Actual results could differ materially as a result of changes in commodity prices; the levels of the company's oil and gas production; the extent of the company's operating cash flow and other capital resources available to fund its capital expenditures; regulatory, geological, operating and economic considerations; and other factors discussed in Unocal's 2002 Annual Report on Form 10-K and subsequent reports filed with the U.S. Securities and Exchange Commission. Unocal undertakes no obligation to update the information in this news release.

Investors are urged to consider closely the disclosure in Unocal's 2002 Annual Report on Form 10-K and other reports filed with the SEC (SEC File No. 1-8483). Copies of the company's SEC filings are available from the company by calling 800-252-2233 or from the SEC by calling 800-SEC-0330. The reports are also available on the Unocal web site, www.unocal.com.

                                    * * * * *
                                      -4-

CONSOLIDATED EARNINGS (UNAUDITED)                         UNOCAL CORPORATION

                                                      For the Three Months
                                                          Ended March 31,
                                                  --------------------------
Millions of dollars except per share amounts              2003        2002
----------------------------------------------------------------------------
Revenues
Sales and operating revenues                            $ 1,813     $ 1,035
Interest, dividends and miscellaneous income                 11          12
Gain  on sales of assets                                      3           2
----------------------------------------------------------------------------
      Total revenues                                      1,827       1,049
Costs and other deductions
Crude oil, natural gas and product purchases                684         295
Operating expense                                           294         299
Administrative and general expense                           51          43
Depreciation, depletion and amortization                    260         224
Asset impairments                                             -           -
Dry hole costs                                               71          28
Exploration expense                                          55          59
Interest expense                                             38          51
Property and other operating taxes                           22          16
Distributions on convertible preferred
 securities of subsidiary trust                               8           8
----------------------------------------------------------------------------
      Total costs and other deductions                    1,483       1,023

Earnings from equity investments                             43          37
----------------------------------------------------------------------------
Earnings from continuing operations before
     income taxes and minority interests                    387          63
----------------------------------------------------------------------------
Income taxes                                                168          40
Minority interests                                            2           1
----------------------------------------------------------------------------
Earnings from continuing operations                         217          22
----------------------------------------------------------------------------
Earnings from discontinued operations                         -           -
Cumulative effects of accounting changes (a)                (83)          -
----------------------------------------------------------------------------
      Net earnings                                      $   134      $   22
============================================================================
Basic earnings per share of common stock (b)
      Continuing operations                             $  0.84      $ 0.09
      Net earnings                                      $  0.52      $ 0.09
Diluted earnings per share of common stock (c)
      Continuing operations                             $  0.82      $ 0.09
      Net earnings                                      $  0.52      $ 0.09

Cash dividends declared per share of common stock       $  0.20      $ 0.20
----------------------------------------------------------------------------

(a)  Net of tax (benefit):                              $  ( 48)     $  -
(b)  Basic weighted average shares
        outstanding  (in thousands)                     258,005     244,207
(c)  Diluted weighted average shares
        outstanding (in thousands)                      271,729     245,247

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)              UNOCAL CORPORATION

                                                At March 31,     At December 31,
Millions of dollars                                  2003                  2002
--------------------------------------------------------------------------------
Assets
Cash and cash equivalents                         $    356              $    168
Other current assets - net                           1,354                 1,207
Investments and long-term receivables - net          1,038                 1,044
Properties - net                                     8,114                 7,879
Goodwill                                               125                   122
Other assets                                           396                   340
--------------------------------------------------------------------------------
   Total assets                                   $ 11,383              $ 10,760
================================================================================

Liabilities and Stockholders' Equity
Current liabilities (a)                           $  1,869              $  1,632
Long-term debt and capital leases                    2,918                 3,002
Deferred income taxes                                  631                   593
Accrued abbandonment, restoration
       and environmental liabilities                   880                   622
Other deferred credits and liabilities                 844                   816
Minority interests                                     275                   275

Convertible preferred securities
       of a subsidiary trust                           522                   522

Stockholders' equity                                 3,444                 3,298
--------------------------------------------------------------------------------
   Total liabilities and stockholders' equity     $ 11,383              $ 10,760
================================================================================

(a)  Includes current portion of LTD:                    6                     6

                                      -6-

CONDENSED CONSOLIDATED CASH FLOWS (UNAUDITED)                 UNOCAL CORPORATION

                                                        For the Three Months
                                                            Ended March 31,
                                                     ---------------------------
Millions of dollars                                         2003            2002
--------------------------------------------------------------------------------
Cash Flows from Operating Activities
Net earnings                                              $ 134            $ 22
Adjustments to reconcile net earnings to
    net cash provided by operating activities
      Depreciation, depletion and amortization              260             224
      Asset impairments                                       -               -
      Dry hole costs                                         71              28
      Amortization of exploratory leasehold costs            24              22
      Deferred income taxes                                  30             (23)
      Gain on sales of assets (pre-tax)                      (3)             (2)
      Earnings applicable to minority interests               2               1
      Cumulative effects of accounting changes               83               -
      Other                                                  30             (12)
 Working capital and other changes related to operations     54              11
--------------------------------------------------------------------------------
            Net cash provided by operating activities       685             271
--------------------------------------------------------------------------------
Cash Flows from Investing Activities
   Capital expenditures (includes dry hole costs)          (429)           (390)
   Proceeds from sales of assets                             66              28
   Proceeds from sale of discontinued operations              -               2
--------------------------------------------------------------------------------
            Net cash used in investing activities          (363)           (360)
--------------------------------------------------------------------------------
Cash Flows from Financing Activities
   Long-term borrowings                                      16             399
   Reduction of long-term debt and
        capital lease obligations                          (100)           (123)
   Minority interests                                        (2)             (2)
   Proceeds from issuance of common stock                     1              14
   Dividends paid on common stock                           (52)            (49)
   Other                                                      3              (2)
--------------------------------------------------------------------------------
         Net cash provided (used) by financing activities  (134)            237
--------------------------------------------------------------------------------
Net increase in cash and cash equivalents                   188             148
--------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year              168             190
--------------------------------------------------------------------------------
Cash and cash equivalents at end of period                $ 356           $ 338
================================================================================

NET EARNINGS AND ADJUSTED AFTER-TAX EARNINGS                  UNOCAL CORPORATION
BY BUSINESS SEGMENT
(UNAUDITED)
                                           1st Q 2003           4th Q 2002
                                   ---------------------------------------------
                                               Adjusted              Adjusted
                                        Net    After-Tax       Net   After-Tax
Millions of dollars                  Earnings  Earnings (a) Earnings Earnings(a)
--------------------------------------------------------------------------------
Exploration & Production
   North America
          U.S. Lower 48 (b)            $ 111      $ 111        $ (4)       $ 41
          Alaska                          15         15           1           1
          Canada                          24         22           5           6
   International
          Far East                       121        121         111         111
          Other                           21         21          29          29
Trade                                     (9)        (9)          3           3
Midstream                                 18         18          45          15
Geothermal and Power Operations           12         12           5           5
Corporate and Other
          Administrative and General     (23)       (23)        (18)        (18)
          Interest Expense - Net         (31)       (31)        (35)        (35)
          Environmental and Litigation   (17)        (3)        (26)         (5)
          Other                          (25)       (25)        (20)        (30)
--------------------------------------------------------------------------------
After-tax earnings (loss)
       from continuing operations        217        229          96         123
After-tax earnings
       from discontinued operations        -          -           -           -
Cumulative effects of accounting changes (83)         -           -           -
--------------------------------------------------------------------------------
After-tax earnings (loss)              $ 134      $ 229        $ 96       $ 123
================================================================================

(a)  For a reconciliation to net earnings, see the Adjusted After-Tax
       Earnings table
(b)  Includes earnings (loss) from:
          Onshore / Shelf                142        142          12          57
          Deepwater                      (31)       (31)        (16)        (16)

OPERATING HIGHLIGHTS                                     UNOCAL CORPORATION

                                                   1Q       4Q        1Q
                                                ----------------------------
                                                  2003     2002      2002
----------------------------------------------------------------------------
North America Net Daily Production
  Liquids (thousand barrels)
     U.S. Lower 48 (a) (b)                            48        46       56
     Alaska                                           22        23       25
     Canada                                           18        18       18
----------------------------------------------------------------------------
          Total liquids                               88        87       99
  Natural gas - dry basis (million cubic feet)
     U.S. Lower 48 (a) (b)                           700       659      746
     Alaska                                           61        68      101
     Canada                                           97        91       90
----------------------------------------------------------------------------
          Total natural gas                          858       818      937
North America Average Prices (excluding hedging activities) (c) (d)
  Liquids (per barrel)
     U. S. Lower 48                               $30.53    $25.20   $18.36
     Alaska                                       $33.48    $26.96   $18.61
     Canada                                       $28.44    $21.84   $16.52
          Average                                 $30.77    $24.94   $18.06
  Natural gas (per mcf)
     U. S. Lower 48                               $ 6.29    $ 3.77   $ 2.23
     Alaska                                       $ 1.20    $ 1.20   $ 1.57
     Canada                                       $ 5.64    $ 3.50   $ 2.34
          Average                                 $ 5.83    $ 3.51   $ 2.16
----------------------------------------------------------------------------
North America Average Prices (including hedging activities) (c) (d)
  Liquids (per barrel)
     U. S. Lower 48                               $28.97    $25.19   $18.54
     Alaska                                       $33.48    $26.96   $18.61
     Canada                                       $28.44    $21.84   $16.52
          Average                                 $29.90    $24.94   $18.17
  Natural gas (per mcf)
     U. S. Lower 48                               $ 5.61    $ 3.75   $ 2.47
     Alaska                                       $ 1.20    $ 1.20   $ 1.57
     Canada                                       $ 5.33    $ 3.31   $ 2.25
          Average                                 $ 5.25    $ 3.47   $ 2.35
----------------------------------------------------------------------------

(a)  Includes proportional interests in production of equity investees.
(b)  Includes minority interests of :
                                         Liquids       1         3        9
                                     Natural gas      10        41       98
                          Barrels oil equivalent       2        10       25
(c)  Excludes Trade segment margins.
(d) Excludes gains/losses on derivative positions not accounted for as hedges and ineffective portions of hedges.

                                      -9-

OPERATING HIGHLIGHTS (CONTINUED)                         UNOCAL CORPORATION

                                                   1Q       4Q        1Q
                                                ----------------------------
                                                  2003     2002      2002
----------------------------------------------------------------------------
International Net Daily Production (e)
  Liquids  (thousand barrels)
     Far East                                         55        53       53
     Other (a)                                        21        21       20
----------------------------------------------------------------------------
          Total liquids                               76        74       73
  Natural gas - dry basis (million cubic feet)
     Far East                                        875       823      822
     Other (a)                                       107        96       75
----------------------------------------------------------------------------
          Total natural gas                          982       919      897
International Average Prices (f)
  Liquids (per barrel)
     Far East                                     $29.69    $25.36   $19.28
     Other                                        $32.21    $27.55   $21.96
          Average                                 $30.11    $26.01   $19.86
  Natural gas (per mcf)
     Far East                                     $ 2.76    $ 2.77   $ 2.59
     Other                                        $ 2.83    $ 2.83   $ 2.48
          Average                                 $ 2.77    $ 2.78   $ 2.58
----------------------------------------------------------------------------
Worldwide Net Daily Production (a) (b) (e)
  Liquids  (thousand barrels)                        164      161       172
  Natural gas - dry basis (million cubic feet)     1,840    1,737     1,834
  Barrels oil equivalent (thousands)                 471      451       477

Worldwide Average Prices (excluding hedging activities) (c) (d)
  Liquids (per barrel)                            $30.49    $25.44   $18.80
  Natural gas (per mcf)                           $ 4.17    $ 3.12   $ 2.37

Worldwide Average Prices (including hedging activities) (c) (d)
  Liquids (per barrel)                           $ 29.99    $25.44   $18.86
  Natural gas (per mcf)                          $  3.90    $ 3.10   $ 2.46
----------------------------------------------------------------------------

(a)  Includes proportional interests in production of equity investees.
(b)  Includes minority interests of :
                                         Liquids       1         3        9
                                     Natural gas      10        41       98
                          Barrels oil equivalent       2        10       25
(c)  Excludes Trade segment margins.
(d) Excludes gains/losses on derivative positions not accounted for as hedges and ineffective portions of hedges.
(e) International production is presented utilizing the economic interest method.
(f)  International did not have any hedging activities.

                                      -10-

ADJUSTED AFTER-TAX EARNINGS (UNAUDITED)              1Q        4Q           1Q
                                                  ------------------------------
Millions of dollars except per share amounts        2003       2002        2002
--------------------------------------------------------------------------------
Net earnings                                       $ 134       $ 96       $  22
--------------------------------------------------------------------------------
Less:
   Earnings from discontinued operations               -          -           -
   Cumulative effects of accounting changes          (83)         -           -
--------------------------------------------------------------------------------
Earnings from continuing operations                  217         96          22
--------------------------------------------------------------------------------
Less: Special items
 Asset sales (E&P - North America - U.S. Lower 48)     -        (28)          2
 Asset sales (Midstream)                               -         30           -
 Asset sales (Corporate & Other)                       -         14           -
 Environmental and litigation
        provisions (Corporate & Other)               (14)       (25)        (21)
 Insurance settlements (Corporate & Other)             -          -           2
 Minority interests acquisition
       (E&P - North America - U.S. Lower 48)           -         (8)          -
 Trading derivatives -- non-hedging
       (E&P - North America - Canada)                  2         (1)         (4)
 Uninsured losses
       (E&P - North America - U.S. Lower 48)           -         (9)          -
--------------------------------------------------------------------------------
   Total special items                               (12)       (27)        (21)
--------------------------------------------------------------------------------
     Adjusted after-tax earnings                   $ 229      $ 123       $  43
================================================================================
     Adjusted after-tax earnings per share         $0.87      $0.48       $0.17
================================================================================

The preceding table reconciles adjusted after-tax earnings to net earnings. Special items represent certain significant matters which positively or negatively impact net earnings that management determines to be not representative of the company's ongoing operations. Examples of such items which have generally been excluded in determining adjusted after-tax earnings include: gain/loss from major asset sales; environmental remediation costs primarily related to inactive, closed or previously owned company facilities and third party sites; costs or settlements associated with major restructuring plans; litigation settlement costs primarily associated with former company operations or closed/inactive facilities; significant asset impairments due to changes in commodity prices; material damage to company facilities or operations due to fire, explosion, earthquakes, storms or other "acts of god" not covered by insurance; certain costs associated with major acquisitions including litigation and significant trading derivatives; insurance recoveries associated with former company operations or for costs incurred in prior years. Other companies may define special items differently; hence, we cannot assure that adjusted after-tax earnings are comparable with similarly titled amounts reported by other companies.

EBITDAX (UNAUDITED)                                  1Q        4Q           1Q
                                                  ------------------------------
Millions of dollars except per share amounts        2003       2002        2002
--------------------------------------------------------------------------------
Net Earnings                                       $ 134      $  96       $  22
Less:
   Earnings from discontinued operations               -          -           -
   Cumulative effects of accounting changes          (83)         -           -
   Special items                                     (12)       (27)        (21)
--------------------------------------------------------------------------------
Adjusted after-tax earnings                          229        123          43
Add-backs to adjusted after-tax earnings:
      Depreciation, depletion and amortization       260        249         224
      Asset impairments                                -         20           -
      Dry hole costs                                  71         26          28
      Exploration expenses (including amortization
       of undeveloped leasehold costs)                55         66          59
      Current income taxes                           138         81          62
      Deferred income taxes                           37         10         (10)
      Interest expense (a)                            38         45          51
--------------------------------------------------------------------------------
         EBITDAX                                   $ 828      $ 620       $ 457
================================================================================
EBITDAX per share (diluted)                       $ 3.05     $ 2.43      $ 1.87

(a)  Net of capitalized interest of:                  16         13           9

                                      -11-
                                      #####